EXHIBIT 99.1

News Release

First Solar, Inc. Announces Fourth Quarter & Full Year 2017 Financial Results

•	Net sales of $2.9 billion for 2017 and $339 million for the fourth quarter

•	GAAP loss per share of $(1.59) for 2017 and $(4.14) for the fourth quarter

•	Fourth quarter results include charges of $408 million, or $(3.91) per share, from U.S. tax reform

•	Non-GAAP EPS of $2.59 for 2017 and non-GAAP loss per share of $(0.25) for the fourth quarter

•	Cash and marketable securities of $3.0 billion, net cash of $2.6 billion

•	7.7GWDC of 2017 net bookings; 1.3GWDC of 2018 YTD net bookings

•	Raise 2018 revenue, EPS and net cash guidance

TEMPE, Ariz., February 22, 2018 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the fourth quarter and year ended December 31, 2017. Net sales for the fourth quarter were $339 million, a decrease of $748 million from the prior quarter primarily due to lower systems and third-party module sales. Systems revenue decreased primarily due to the sale of the California Flats and Cuyama projects in the third quarter. Fourth quarter net sales were slightly lower than guidance as a result of certain foreign project sales that are now expected to be recognized in 2018.

The Company reported a fourth quarter GAAP loss per share of $(4.14), compared to GAAP earnings per share (“EPS”) of $1.95 in the prior quarter. The loss in the fourth quarter was due primarily to higher tax expense associated with U.S. tax reform enacted in December 2017 and the timing of system project sales. Net income decreased compared to the prior quarter primarily as a result of lower net sales, the mix of lower gross profit projects, higher operating expenses and an increase in tax expense. Tax expense in the fourth quarter included a charge of $408 million resulting from U.S. tax reform. This one-time charge includes a tax on previously untaxed foreign earnings and profits and the impact of re-measuring deferred tax assets using the new U.S. statutory corporate tax rate. The cash payment associated with the impact of U.S. tax reform is expected to be approximately $101 million, as a result of utilizing tax credits, and is expected to be paid over the full eight-year period allowed. Fourth quarter non-GAAP EPS, adjusted for restructuring and asset impairment charges and the impact of U.S. tax reform, was $(0.25).

Our evaluation of the income tax effects of U.S. tax reform and the provisional amounts recorded require additional analysis and further interpretation and guidance from government regulators. We expect to continue revising our provisional estimates and making additional estimates throughout the measurement period until the associated accounting is complete. As a result the estimated financial impact of U.S. tax reform on our fourth quarter and full year 2017 results as well as the estimated impact on 2018 Financial Guidance, may differ from current estimates.

Cash and marketable securities at the end of the fourth quarter increased to $3.0 billion from $2.7 billion at the end of the prior quarter. The increase primarily resulted from cash received from projects sold in the prior quarter and third-party module sales. Cash flows from operations were $434 million in the fourth quarter.

“First Solar delivered another year of solid execution in 2017,” said Mark Widmar, CEO of First Solar. “On the technology front we made significant progress preparing multiple factories for Series 6 manufacturing in 2018, including the production of our first complete module late last year. We had tremendous commercial success as we booked a record 7.7GWDC of new business in 2017, with 1.3GWDC booked so far in 2018. Our financial results were strong with 2017 non-GAAP EPS of $2.59 and operating cash flows in excess of $1.3 billion. We enter 2018 with an unwavering focus on profitably, scaling our modules business, executing on our systems project portfolio, and delivering on our financial commitments.”

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The Company raised its 2018 revenue, EPS, and net cash guidance for the year as a result of revised systems project sale timing, increased Series 4 production, the expected sale of 8point3 and other developments.

2018 GAAP Guidance	Prior	Current
Net Sales	$2.3B to $2.5B	$2.45B to $2.65B
Gross Margin %[1]	22% to 23%	21.5% to 22.5%
Operating Expenses[2]	$400M to $410M	Unchanged
Operating Income	$110M to $170M	$130M to $180M
Earnings per Share	$1.25 to $1.75	$1.50 to $1.90
Net Cash Balance[3]	$1.6B to $1.8B	$2.1B to $2.3B
Operating Cash Flow	$100M to $200M	Unchanged
Capital Expenditures	$650M to $750M	$700M to $800M
Shipments	2.7GW to 2.8GW	2.9GW to 3.0GW

1.	Includes approximately $60 million of ramp penalty costs and $10 million of restructuring related charges

2.	Includes approximately $110 million of production start-up expense

3.	Defined as cash and marketable securities less expected debt at the end of 2018

For a reconciliation of the non-GAAP measures presented above to measures presented in accordance with generally accepted accounting principles in the United States (“GAAP”), see the tables below.

First Solar has scheduled a conference call for today, February 22, 2018 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call is available at investor.firstsolar.com. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until March 1, 2018 at 7:30 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 9877546. A replay of the webcast will be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and will remain available for approximately 90 calendar days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (“PV”) solar systems which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: our financial guidance for 2018; the impact of U.S. tax reform; the transition to Series 6 module manufacturing in 2018; and our business and financial objectives for 2018. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; the market for renewable energy, including solar energy; our competitive position and

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other key competitive factors; reduction, elimination, or expiration of government subsidies, policies, and support programs for solar energy projects; our ability to execute on our long-term strategic plans; our ability to execute on our solar module technology and cost reduction roadmaps; interest rate fluctuations and both our and our customers’ ability to secure financing; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; future collection and recycling costs for solar modules covered by our module collection and recycling program; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to attract and retain key executive officers and associates; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
Steve Haymore
602-414-9315
stephen.haymore@firstsolar.com

First Solar Media
Steve Krum
602-427-3359
steve.krum@firstsolar.com

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$2,268,534	$1,347,155
Marketable securities	720,379	607,991
Accounts receivable trade, net	211,797	266,687
Accounts receivable, unbilled and retainage	174,608	206,739
Inventories	172,370	363,219
Balance of systems parts	28,840	62,776
Project assets	77,931	700,800
Notes receivable, affiliate	20,411	15,000
Prepaid expenses and other current assets	157,902	217,462
Total current assets	3,832,772	3,787,829
Property, plant and equipment, net	1,154,537	629,142
PV solar power systems, net	417,108	448,601
Project assets	424,786	762,148
Deferred tax assets, net	51,417	255,152
Restricted cash and investments	424,783	371,307
Investments in unconsolidated affiliates and joint ventures	219,503	234,610
Goodwill	14,462	14,462
Intangibles assets, net	80,227	87,970
Inventories	113,277	100,512
Notes receivable, affiliates	48,370	54,737
Other assets	83,259	77,898
Total assets	$6,864,501	$6,824,368
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$120,220	$148,730
Income taxes payable	19,581	12,562
Accrued expenses	366,827	262,977
Current portion of long-term debt	13,075	27,966
Deferred revenue	81,816	308,704
Other current liabilities	48,757	146,942
Total current liabilities	650,276	907,881
Accrued solar module collection and recycling liability	166,609	166,277
Long-term debt	380,465	160,422
Other liabilities	568,454	371,439
Total liabilities	1,765,804	1,606,019
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 104,468,460 and 104,034,731 shares issued and outstanding at December 31, 2017 and 2016, respectively	104	104
Additional paid-in capital	2,799,107	2,765,310
Accumulated earnings	2,297,227	2,462,842
Accumulated other comprehensive income (loss)	2,259	(9,907)
Total stockholders’ equity	5,098,697	5,218,349
Total liabilities and stockholders’ equity	$6,864,501	$6,824,368

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net sales	$339,181	$330,795	$2,941,324	$2,904,563
Cost of sales	277,111	322,947	2,392,377	2,266,145
Gross profit	62,070	7,848	548,947	638,418
Operating expenses:
Selling, general and administrative	54,997	70,370	202,699	261,994
Research and development	23,583	29,471	88,573	124,762
Production start-up	20,488	214	42,643	1,021
Restructuring and asset impairments	(1,927)	660,113	37,181	743,862
Goodwill impairment	—	68,833	—	74,930
Total operating expenses	97,141	829,001	371,096	1,206,569
Operating (loss) income	(35,071)	(821,153)	177,851	(568,151)
Foreign currency loss, net	(3,474)	(5,748)	(9,640)	(14,007)
Interest income	13,340	6,364	35,704	25,193
Interest expense, net	(6,073)	(3,182)	(25,765)	(20,538)
Other (expense) income, net	(1,215)	(8,473)	23,965	40,252
(Loss) income before taxes and equity in earnings of unconsolidated affiliates	(32,493)	(832,192)	202,115	(537,251)
Income tax expense	(398,765)	(56,053)	(371,996)	(23,167)
Equity in earnings of unconsolidated affiliates, net of tax	(1,196)	137,455	4,266	144,306
Net loss	$(432,454)	$(750,790)	$(165,615)	$(416,112)
Net loss per share:
Basic	$(4.14)	$(7.22)	$(1.59)	$(4.05)
Diluted	$(4.14)	$(7.22)	$(1.59)	$(4.05)
Weighted-average number of shares used in per share calculations:
Basic	104,448	103,970	104,328	102,866
Diluted	104,448	103,970	104,328	102,866

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Non-GAAP Financial Measures

In this release, we provide non-GAAP earnings per share for the three months and year ended December 31, 2017. We have included these non-GAAP financial measures to adjust for (i) restructuring, asset impairment and related charges primarily associated with the transition from Series 4 to Series 6 production, (ii) the tax effect associated with these items and (iii) the tax effect associated with U.S. tax reform. We believe non-GAAP earnings per share, when taken together with corresponding GAAP financial measures, is relevant and useful information to our investors because it provides them with additional information in assessing our financial operating results. Our management uses this non-GAAP financial measure in evaluating our operating performance. However, this measure has limitations, including that it excludes the effect of certain changes to our assets and liabilities and certain amounts that we may ultimately have to pay in cash. Accordingly, this non-GAAP financial measure should be considered in addition to, and not as a substitute for, or superior to earnings per share prepared in accordance with GAAP. The following is the reconciliation of earnings per share prepared in accordance with GAAP to non-GAAP earnings per share for each period presented (in millions, except per share amounts):

Three Months Ended December 31, 2017
Net loss	$(432.5)

Restructuring and asset impairments	(1.9)
Tax effect of restructuring and asset impairments*	0.2
Tax effect of U.S. tax reform	$408.1
Non-GAAP net loss	$(26.1)

Weighted-average number of shares used for diluted earnings per share	104.4

GAAP loss per share	$(4.14)
Non-GAAP loss per share	$(0.25)

*	Restructuring treated as a non-discrete item for tax purposes and will be reflected in the effective tax rate over the duration of 2017.

Year Ended December 31, 2017
Net loss	$(165.6)

Restructuring and asset impairments	37.2
Tax effect of restructuring and asset impairments	(7.1)
Tax effect of U.S. tax reform	$408.1
Non-GAAP net income	$272.6

Weighted-average number of shares used for diluted earnings per share	104.3
GAAP loss per share	$(1.59)

Weighted-average number of shares used for diluted earnings per share	105.2
Non-GAAP earnings per share	$2.59

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